Exhibit 4.1

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE (A) ABSENCE OF (I) A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR (II) AN OPINION OF COUNSEL TO THE HOLDER THAT SUCH REGISTRATION IS NOT REQUIRED OR (B) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A OF THE SECURITIES ACT.

AMENDED AND RESTATED SECURED CONVERTIBLE PROMISSORY NOTE

US$	, 2008 Hong Kong, China

FOR VALUE RECEIVED,  NETWORK CN INC., a Delaware corporation (hereinafter called the “Borrower” or the “Company”), hereby promises to pay to [INVESTOR], a company organized under the laws of the Republic of Ireland (the “Holder”) or its registered assigns or successors in interest or order, without demand, the sum of ___________(US$__________), or if less, the aggregate principal amount of the borrowing outstanding (“Principal Amount”), plus accrued and unpaid interest thereon, on June 30, 2011 (the “Maturity Date”).

This Amended and Restated Secured Convertible Promissory Note is one of a series of Notes (as they may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Notes”) that have been issued pursuant to, and are subject to, the Note and Warrant Purchase Agreement dated as of November 19, 2007, as amended by the First Amendment to Note and Warrant Purchase Agreement, dated as of January __, 2008, by and among the Borrower and the Holder, among others (said Note and Warrant Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being the “Purchase Agreement”), shall be governed to the extent applicable and except as otherwise provided herein by the terms of the Purchase Agreement and shall evidence all principal and accrued interest evidenced by those certain Notes issued by Borrower to the Holder prior to the date hereof pursuant to the Purchase Agreement (as the “Prior Holder Notes”).  The securities represented by the Notes are also subject to the Registration Rights Agreement and the Investor Rights Agreement.  The Notes are secured by certain Security Documents as further set forth therein.

The following terms shall apply to this Note:

Form of Amended and Restated Note

ARTICLE I

DEFINITIONS

1.1           Definitions.  Except as otherwise defined herein, each capitalized term used herein shall have the meaning assigned to it in the Purchase Agreement.  As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

(a)              “Bridge Loan Note” means a six-month convertible note issued to Wei An Developments Limited on November 12, 2007 in the principal amount of $5,000,000 and at the interest rate of 12% per annum.

(b)              “Bridge Loan Warrant” means a warrant issued to Wei An Developments Limited on November 12, 2007 to purchase a total of 250,000 shares of the Company’s Common Stock at an exercise price of US$2.3 per share and within two years after the issuance.

(c)              “Broker’s Warrant” means the warrant issued to 9 Limited on September 10, 2007 to purchase a total of 300,000 shares of the Company’s Common Stock at an exercise price of US$3.0 per share and within two years after the issuance.

(d)              “Common Stock Equivalent” means any shares, securities, exchangeable securities, subscription rights, options or other obligations of the Borrower which are by their terms capable of being subscribed, exchanged, exercisable or otherwise convertible into any Common Stock of the Borrower.

(e)              “ESOP” means (i) the 2004 Stock Incentive Plan filed as an exhibit to the Company’s registration statement on form S-8 filed with the SEC on April 22, 2004 ; (ii) the 2007 Stock Option / Stock Issuance Plan filed as an exhibit to the Company’s proxy statement on form 14A filed with the SEC on October 19, 2007; it being understood that no more than 12%, 20%, 25%, 34%, and the remaining of the total number of shares of Common Stock issuable under the ESOP shall be issued in November and December of 2007, 2008, 2009, 2010, and 2011, respectively.

(f)              “Exempt Issuance” means the issuance of (a) up to 7,500,000 shares of Common Stock under either the Company’s ESOP, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the First Closing Date, or to employees, consultants, service providers, officers or directors of the Borrower pursuant to any other stock or option plan duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the First Closing Date, provided that such securities have not been amended since the date of this Note to increase the number of such securities or to decrease the exercise, exchange or conversion price of such securities.

(g)              “Majority Holders” means the holders of a majority of the principal amount of the Notes.

Form of Amended and Restated Note

(h)              “Permitted Indebtedness” means (a) the indebtedness evidenced by the Notes, (b) the Indebtedness existing on the First Closing Date and set forth on the Most Recent Balance Sheet, (c) lease obligations, purchase money indebtedness of up to $2,000,000, in the aggregate, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets and (d) indebtedness that is expressly subordinate to the Notes pursuant to a written subordination agreement with the Holders of the Notes and the Collateral Agent and does not exceed $2,000,000 in the aggregate; and (e) trade payable and other accounts payable incurred in the ordinary course of business of the Company and its Subsidiaries of up to $2,000,000 in the aggregate.

(i)              “Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP and duly reflected in the Financial Statements; (b) Liens imposed by law which were incurred in the ordinary course of the Borrower’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Borrower’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; and (c) Liens incurred in connection with Permitted Indebtedness under clauses (c) thereunder, provided that such Liens are not secured by assets of the Company or its Subsidiaries other than the assets so acquired or leased.

ARTICLE II

INTEREST

2.1           Interest Rate.  The Borrower hereby agrees to pay interest to the Holder in respect of the outstanding Principal Amount of this Note at a per annum rate equal to 3% (“Interest Rate”) in cash. Such interest shall accrue on the outstanding Principal Amount of this Note from and after the date hereof (or, in the case of principal under any Prior Holder Note, from and after the date of such Prior Holder Note) and shall be payable semi-annually in arrears with the first interest payment due on December 31, 2007 and succeeding interest payments due on the last Business Day of each  June and December thereafter. All computations of interest hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) occurring in the period for which such interest is payable.

2.2         Default Interest.  Notwithstanding anything to the contrary contained in Section 2.1, upon the occurrence and during the continuation of any Event of Default (as defined below), Interest on the outstanding Principal Amount of this Note shall accrue at 25% per annum from the date of such Event of Default until the Redemption Price is paid in full (as defined below), payable on demand.

Form of Amended and Restated Note

2.3   No Prepayment.  The Borrower may not prepay all or any part of the Note at any time without the express written consent of the Holder.

2.4  Taxes. Any and all payments by the Borrower to or for the account of the Holder under this Note shall be made free and clear of and without deduction for any Taxes, except as required by Applicable Law.  If the Borrower shall be required by any Applicable Law to deduct any Taxes from or in respect of any sum payable under this Note to the Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law, and (iv) as promptly as practicable after the date of such payment, the Borrower shall furnish to the Holder the original or a certified copy of a receipt evidencing payment thereof.

ARTICLE III

CONVERSION RIGHTS

3.1           Holder’s Conversion Rights.  The Holder shall have the right, but not the obligation, to convert all or a part of the outstanding Principal Amount of this Note, together with any accrued and unpaid interest thereon to the date of such conversion, into such number of fully paid and non-assessable Common Stock of the Borrower (the “Conversion Shares”), at any time prior to the later of the Maturity Date or the date on which this Note is paid in full, subject to the terms and conditions set forth in this Article 3, at a conversion price (the “Conversion Price”) per share of Common Stock calculated in accordance with Section 3.2.

3.2           Conversion Price.

(a)           The initial conversion price (the “Initial Conversion Price”) shall be US$1.65, as proportionally adjusted for any subdivision, consolidation, reclassification or similar event of the Common Stock.

(b)           The Initial Conversion Price shall be adjusted downwards if the Actual EPS for the fiscal year ending 31 December 2008 is less than the 2008 EPS Target as follows:

2008 Adjusted Conversion Price =Initial Conversion Price X [1- (2008 EPS Target - Actual 2008 EPS) / 2008 EPS Target]

(c)           The Conversion Price then in effect (as adjusted if applicable) shall be further adjusted downwards if the Actual EPS for the fiscal year ending 31 December 2009 is less than the 2009 EPS Target as follows:

Form of Amended and Restated Note

2009 Adjusted Conversion Price = Conversion Price then in effect X [1-(2009 EPS Target - Actual 2009 EPS) / 2009 EPS Target]

(d)           The Conversion Price then in effect (as adjusted if applicable) shall be further adjusted downwards if the Actual EPS for the fiscal year ending 31 December 2010 is less than the 2010 EPS Target as follows:

2010 Adjusted Conversion Price = Conversion Price then in effect X [1-(2010 EPS Target - Actual 2010 EPS) / 2010 EPS Target]

(e)           “EPS Target” means, for the fiscal years ending 31 December 2008, 2009 and 2010, the recurring earning per share of US$0.081, US$0.453, and US$0.699, respectively.

(f)           “Actual EPS” for a fiscal year means the amount of fully diluted recurring earning per share calculated in accordance with the earning per share stated in the Borrower’s audited financial statements contained in its annual report filed with the U.S. Securities and Exchange Commission(the “SEC”) for such fiscal year. For the avoidance of doubt, the net income amount for a fiscal year used for the calculation of the Actual EPS shall exclude the following expenses or income for such fiscal year (without double counting): (i) accounting charges arising from or in connection with the issuance or conversion of the Notes and their embedded derivatives; and all other accounting charges related to the Notes and their embedded derivatives, if any, (ii) accounting charges arising from or in connection with the issuance or exercise of the Warrants, Bridge Loan Warrant and Broker’s Warrant; and all other accounting charges related to the Warrants, Bridge Loan Warrant and Broker’s Warrant, if any, (iii) the after tax amount of interest recognized in each of the relevant fiscal year associated with the Notes and Bridge Loan Note, (iv) accounting income or charges arising from any changes or introduction of new accounting standards after the Initial Closing; and (v) any extraordinary gain or loss.  The amount of each of the aforementioned items shall be determined in accordance with the GAAP.  Furthermore, the number of shares used for the calculation of the Actual EPS shall exclude the number of (i) shares of Common Stock issued or issuable upon conversion of the Notes, (ii) shares of Common Stock issued or issuable upon exercise of the Warrants, (iii) shares of Common Stock and options issued or issuable under the ESOP in accordance with the GAAP, (iv) up to 1,500,000 shares of Common Stock issued or issuable in relation to the acquisition of Cityhorizon; (v)  shares of Common Stock issued or issuable upon exercise of the Bridge Loan Warrant, and (vi) shares of Common Stock issued or issuable upon exercise of the Broker’s Warrant.

(g)           In the event of any dispute with the calculation of Actual EPS for any fiscal year between the Borrower and the Holder, the Borrower and the Holder shall negotiate in good faith to resolve such disagreement; if resolution cannot be achieved within thirty (30) days from the date of the initial disagreement, the Borrower and the Holder shall jointly appoint an independent accounting firm with international reputation, who shall not be the auditors of the Borrower to resolve the dispute with respect to the calculation of the relevant Actual EPS, whose decision shall be final and binding upon the Borrower and the Holder.  The fees and costs of the independent accounting firm incurred in the resolution of the amount of relevant Actual EPS in dispute shall be reasonably determined by the independent accounting firm and set forth in its decision, and shall be allocated between and paid by the Borrower, on the one hand, and the Holder, on the other hand, in inverse proportion to the extent they prevailed on the amount of relevant Actual EPS in dispute.

Form of Amended and Restated Note

(h)           If the Third Closing fails to be completed before December 31, 2007, the EPS Target for 2008 shall be adjusted as follows:

Adjusted 2008 EPS Target = 0.081 * [(365-X) / 365]

Where
X --	The actual number of days for the period commencing from January 1, 2008 to the date of the Third Closing.

(i)           In the event of any restatement of the Borrower’s audited financial statements at a date later than their publication in the Borrower’s annual report filed with the SEC for the relevant fiscal year, the Conversion Price then in effect shall be appropriately adjusted notwithstanding any earlier adjustment, provided that any restatement caused by changes to the GAAP itself shall not trigger any adjustment of the Conversion Price then in effect.

(j)           For the avoidance of doubt, any adjustment to the Conversion Price then in effect can only result in a downward adjustment.  If the actual Conversion Price after adjustment is more than the Conversion Price then in effect, the Conversion Price shall remain unchanged.

3.3           Conversion Procedures.

(a)           In the event that the Holder elects to convert this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued an unpaid interest and amounts being converted.  The date specified in the Notice of Conversion, or if no date is specified, then the date of the delivery of the Notice of Conversion, shall be referred to as the “Conversion Date.”  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)           Pursuant to the terms of the Notice of Conversion, the Borrower shall deliver, or cause to be delivered, such number of Conversion Shares as determined pursuant to this Note via physical certificates. In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the Conversion Date.  The Holder shall be treated for all purposes as the beneficial holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

(c)           The number of Conversion Shares to be issued upon each conversion of this Note pursuant to this Article 3 shall be determined by dividing the Principal Amount and accrued interest to be converted, if any, by the then applicable Conversion Price.  No fractional shares of Common Stock shall be issued upon any conversion of this Note.  In lieu of the Borrower issuing any fractional shares to the Holder upon any conversion of this Note,  the Borrower shall make an adjustment and payment in cash to the Holder.

Form of Amended and Restated Note

3.4           Further Adjustment Events.

(a)           The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

(i)           Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), or (E) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower (in any such case, a “Fundamental Transaction”), this Note, as to the Principal Amount thereof and accrued and unpaid interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

                      (ii)           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the Principal Amount hereof and accrued and unpaid interest hereon, shall thereafter be deemed to evidence the right to convert into an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

(iii)           Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

Form of Amended and Restated Note

(iv)           Share Issuance.  So long as any amount of this Note is outstanding, if the Borrower shall issue any Common Stock except for Common Stock issued or issuable pursuant to an Exempt Issuance, prior to the full conversion or payment of this Note, for a consideration less than the Conversion Price then in effect(as adjusted if applicable), then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  For the avoidance of doubt, any issuance of shares of Common Stock issuable upon conversion of the Bridge Loan Note or exercise of the Bridge Loan Warrant shall trigger the adjustment under this Section 3.4 (a) (iv).

(b)           If the Borrower at any time or from time to time, prior to the full conversion of this Note, shall take any action affecting its Common Stock or share capital similar to or having an effect similar to any of the actions described in Section 3.4(a), then, and in each such case, the Conversion Price shall be adjusted in such manner as would be equitable in the circumstances.

3.5           Notice as to Adjustments. Whenever the Conversion Price is adjusted pursuant to this Article 3, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

3.6           Reservation and Registration.  The Borrower covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note, free from all Liens, preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than the aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of this Article II) upon the conversion of this Note.  The Borrower covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, pursuant to the Registration Rights Agreement, shall be registered for public sale in accordance therewith.  The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

3.7           Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary, stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates.

Form of Amended and Restated Note

ARTICLE IV

COVENANTS OF THE BORROWER

4.1           Affirmative Covenants of the Borrower.

(a)         Maintenance of Insurance. The Borrower shall, and shall cause other Group Companies to, maintain such insurance policies as are normal and customary for companies in the same business and of the same or similar size as the Borrower to cover the risks of the business carried on by the Borrower or other Group Companies.

(b)         Qualified Accounting Firm.  The Borrower shall maintain the engagement of Jimmy Cheung & Co. / Webb and Company, P.A. or shall appoint at its own expense an accounting firm of international reputation (each, a “Qualified Accounting Firm”), as auditor of the Group Companies, and shall cause this auditor to audit the Group Companies’ consolidated annual financial statements for the fiscal year beginning January 1, 2007 and perform interim reviews of the Group Companies’ consolidated quarterly financial statements, all in accordance with Regulation S-X.

(c)         Maintaining Records; Information Rights.  The Borrower shall maintain financial records in accordance with generally accepted practices and, upon reasonable notice, at all reasonable times and as often as the Holder may reasonably request, permit any authorized representative designated by the Holder to visit and inspect the properties and financial records of the Group Companies and to make extracts from such financial records, and permit any authorized representative designated by the Holder to discuss the affairs, finances and conditions of the Group Companies with the senior management personnel of the Borrower, the Qualified Accounting Firm, and such other employees as the Borrower shall deem appropriate, subject to the execution of appropriate non-disclosure agreements whereby the Holder agrees not to trade on any acquired inside information illegally.

(d)         Use of Proceeds. The Borrower shall use the net proceeds from the sale of the Note for capital expenditures on tangible assets, leases, license rights and potential acquisitions related to the Group Companies’ media business and the expansion of the Group Companies as a whole.

(e)         Purchase Agreement.  The Borrower shall, and shall cause each Group Company to, comply with all provisions of the Purchase Agreement that relate to the Notes , the Common Stock issuable upon conversion of the Notes and the Security Documents, including, without limitation, Section 7 of the Purchase Agreement; it being understood that each Group Company shall comply or cause compliance with each such Transaction Document which is applicable to it and its Subsidiaries.

(f)         Other Documents.    The Borrower shall, and shall cause each Group Company to, comply with the terms of each Security Document and each Transaction Document; it being understood that each Group Company shall comply or cause compliance with each such Transaction Document which is applicable to it and its Subsidiaries.

Form of Amended and Restated Note

4.2         Negative Covenants of the Borrower.  The Borrower, covenants that, so long as all or any of the Principal Amount of this Note remains outstanding, no Group Company shall, without the prior written consent of the Collateral Agent and the Majority Holders:

(a)           Charter Documents.  Modify, alter, repeal or amend any Group Company’s Charter Documents or effect any change of legal form of any Group Company.

(b)           Major Transaction.  Merge, consolidate or amalgamate with or into any other Person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its assets in any one transaction or series of transactions.

(c)           Dividends or Repurchases.  Declare or pay dividends or other distributions by any Group Company, or the redemption or repurchase more than a de minimis number of shares of its Common Stock other than as (a) permitted or required under the Transaction Documents, or (b) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company.

(d)           Equity Interests.  Except for Exempt Issuance or as otherwise expressly contemplated in the Transaction Documents, authorize, reclassify, recapitalize, issue, offer or exchange any securities or other equity interests of any Group Company, including, without limitation, any and all shares of capital stock, securities convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares and any securities that represent the right to receive any of the foregoing.

(e)           Benefit Plans.  Grant of any equity incentives to, and adoption, amendment or termination of any equity incentive plan or employee benefit plan (including but not limited to the ESOP) for the benefit of, officers, directors or employees of any member of the Company Group.

(f)           Expenditures.  (i) Acquire, or invest in, any business, (ii) make any capital expenditure for an amount greater than US$2,000,000, (iii) dispose of any asset for an amount greater than US$2,000,000 or less than the book value of such asset (other than the sale of inventory in the ordinary course of business), (iv) acquire or purchase any interest in any real property for an amount  greater than US$2,000,000, other than, in each case, as specifically pre-approved by the Board of Directors in an annual budget.

(g)           Bankruptcy and Liquidation.  Commence or consent by to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of its indebtedness under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property.

(h)           Public Offering.  Any public offering or registration of securities of any Group Company other than as expressly contemplated by the Transaction Documents.

(i)           Fiscal Year.  Change of the term of the fiscal year of any Group Company.

Form of Amended and Restated Note

(j)           Material Agreements.  Enter into, extend, terminate or otherwise materially modify or amend:  (i) any Material Contract and (ii) any other agreement with an Affiliate, officer, director, stockholder, consultant or employee of any Group Company.

(k)           Indebtedness.  Create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist (i) any Debt, other than Permitted Indebtedness, or (ii) any Debt, other than the Notes and any other Permitted Indebtedness, that is convertible into the shares of Common Stock or other securities of the Borrower.

(l)           Lien.  Other than Permitted Liens, create, incur, assume, guarantee or be or remain liable for, contingently or otherwise, or suffer to exist any Liens.

(m)           Financing. Enter or agree to any other capital raising transaction or transactions with any Person other than the Holder or its Affiliates; provided that, if the Holder fails to exercise the Warrants, in whole or in part, for an aggregate amount of $50,000,000 on or prior to July 1, 2008, the Borrower can raise up to in the aggregate amount of $50,000,000 in the form of the Common Stock of the Company from a Person other than the Holder or its Affiliates for a period of 180 days commencing on July 1, 2008 without the prior consent of the Holder. The Holder maintains its preemptive or similar rights with respect to any subsequent financing.

(n)           Investments, Partnerships and Joint Ventures.  (i) Subscribe, purchase or acquire any securities of, or any interest in, or the making of any contribution to, any Person (other than contributions by such Group Company to another Group Company), (ii) create or cause to be formed any new Subsidiary, (iii) enter into any partnerships, joint ventures or consortiums, or (iv) otherwise transfer all or any part of the businesses of the Group Companies to another Person.

(o)           Compensation.  Materially increase or change the compensation package (including salary, bonus and equity incentives, if any) of any member of the management team of any Group Company with an annual total compensation package in excess of US$100,000.

(p)           Accountants.  Appoint or remove of any independent public accountant of any Group Company, including the Qualified Accounting Firm.

(q)           Litigation.  Commence or settle of any litigation or claim involving a monetary payment greater than US$500,000 or which imposes restrictions on any Group Company or the conduct of its businesses, except collection actions against third parties in the ordinary course of business.

(r)           Tax and Accounting Practices.  Adopt or change a significant tax or accounting practice or the making of any significant tax or accounting election or the adoption of any position for purposes of any financial statements that, in the reasonable judgment of the Holder, shall have a material adverse effect on the Group Companies taken, taken as a whole, or on the Holder, unless the taking of such position is expressly contemplated by the Transaction Documents.

Form of Amended and Restated Note

(s)           Transactions with Related Parties.  Enter into any transaction with any officer, director or employee of any Group Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) or any of them (each of the foregoing, a “Related Party”), except (i) as expressly permitted by the Transaction Documents or (ii) in the ordinary course of business and pursuant to the reasonable requirements of the business of any Group Company, and, in the case of clause (ii), upon fair and reasonable terms no less favorable to the Group Company than would be obtained in a comparable arm’s-length transaction with a Person not a Related Party and which are disclosed in advance to the Holder and which are disclosed or disclosable in the audited financial statements of the Borrower.

(t)           Other Businesses.  Engage, directly or indirectly, in any business other than the business currently conducted by the Group Companies.

ARTICLE V

EVENTS OF DEFAULT

The occurrence of any of the following events shall constitute an event of default (“Event of Default”):

5.1           Failure to Pay Principal or Interest.  the Borrower shall fail to pay any Principal Amount, when due, or any interest or other sum due under this Note or any Transaction Documents.

5.2           Breach of Covenant.  The Borrower or any Subsidiary of the Borrower breaches any covenant or other term or condition of the this Note (including but not limited to the conversion obligations in Article 3), the NCN Group Note, the Purchase Agreement, the Undertaking Agreement or any Security Document, which failure is not cured, if possible to cure, within five Business Days after any Group Company has become or should have become aware of such failure.

5.3           Breach of Representations and Warranties.  Any representation or warranty of the Borrower or any Subsidiary of the Borrower made herein or in any other Security Document or other Transaction Document shall be false or misleading in any material respect as of the date made.

5.4           Receiver or Trustee.  The Borrower or any Subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

5.5           Judgments.  Any judgment against the Borrower or any Subsidiary of the Borrower or any of their property or other assets with actual damages, net of insurance proceeds in excess of $500,000 and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of thirty (30) calender days.

Form of Amended and Restated Note

5.6           Non-Payment.  A default by the Borrower or any Subsidiary under any one or more obligations in an aggregate monetary amount in excess of $100,000, unless the Borrower or such Subsidiary is contesting the validity of such obligation in good faith and has segregated cash funds equal to the contested amount.

5.7           Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other such proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, shall be instituted by or against the Borrower or any Subsidiary of Borrower.

5.8           Delisting.  The Common Stock shall not be eligible for listing or quotation for trading on a Trading Market for a period of ten (10) consecutive trading days, and shall not be eligible to resume listing or quotation for trading thereon within thirty (30) trading days.

5.9           Stop Trade.  An SEC or judicial stop trade order or OTC Bulletin Board or other exchange trading suspension with respect to Borrower’s Common Stock and not being rectified and resumed within thirty (30) trading days.

5.10           Failure to Deliver Common Stock.  Borrower’s failure to timely deliver shares of Common Stock to the Holder prior to the seventh (7th) trading day after a conversion date.

5.11           Non-Registration.  The failure to timely file the registration statements covering the Conversion Shares and the Warrant Shares in accordance with the Registration Rights Agreement.

5.12           Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document or other Material Contracts which is not cured after any required notice and/or cure period and could reasonably be expected to have a Material Adverse Effect.

5.13           Concession Advertising Rights Agreements. Termination of any Concession Advertising Rights Agreements to which any PRC Operating Company is a party or the failure of any Intermediate Companies to obtain or maintain any Concession Advertising Rights which could reasonably be expected to have a Material Adverse Effect.

5.14           Moratorium and Nationalization.  (i) the confiscation, expropriation or nationalization by any Governmental Authority of any property or assets of the Borrower or any of its Subsidiaries if such confiscation, expropriation or nationalization could reasonably be expected to have a Material Adverse Effect; or (ii) if such revocation or repudiation could reasonably be expected to have a Material Adverse Effect, the revocation or repudiation by any Governmental Authority of any previously granted governmental permits or licenses to the Borrower’s PRC Subsidiaries or Intermediate Companies, or (iii) the imposition or introduction of material and discriminatory taxes, tariffs, royalties, customs or excise duties imposed on the Borrower’s PRC Subsidiaries, or the material and discriminatory withdrawal or suspension of material privileges or specifically granted material rights of a fiscal nature.

5.15           Security Interest.  Any Security Document or any of the security provided for therein shall, at any time, cease to be in full force and effect for any reason other than the satisfaction in full of all obligations under the Note and discharge of the Note or any security interest created thereunder shall be declared invalid or unenforceable or the Borrower or any of its Subsidiaries or Affiliates shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable.

Form of Amended and Restated Note

5.16           Reservation Default.  Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note and the Transaction Documents.

5.17           Material Adverse Effect.  The occurrence of a Material Adverse Effect in respect of the Borrower or any of its Subsidiaries taken as a whole.

Upon the occurrence of any Event of Default specified in Section 5.4 or 5.7 above, the principal amount of this Note together with accrued interest thereon shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by the Borrower).  Upon the occurrence and during the continuance of any other Event of Default, the Majority Holders or the Collateral Agent may, by written notice to Borrower, declare the principal amount of this Note together with accrued interest thereon to be due and payable, and the principal amount of this Note together with such interest shall thereupon immediately become due and payable without presentment, further notice, protest or other requirements of any kind (all of which are hereby expressly waived by Borrower).  Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and Majority Holders may exercise all rights and remedies of every nature under the Notes, the Security Documents and any and all other Transaction Documents.

ARTICLE VI

REDEMPTION

6.1           Optional Redemption Rights.  If (i) there is an occurrence of any Event of Default, or (ii) the Actual EPS for any of the fiscal years  ending 31 December 2008, 2009, or 2010 is less than 80% of the respective EPS Target for such fiscal year, the Holder shall have the right, at its option, to require the Borrower to repurchase this Note (the "Redemption Rights") from the Holder for an aggregate purchase price in cash (the "Redemption Price") equal to (i) the aggregate Principal Amount and any accrued and unpaid interest (including default interest), plus (ii) an amount representing a 20% Internal Rate of Return on the Principal Amount, calculated from the date hereof through and until the date of payment in full of the Redemption Price (the "Redemption Date").

6.2           Redemption Procedures.  The Holder may exercise the Redemption Rights under Section 6.1 by delivering written notice to the Borrower (the "Redemption Notice").  The Borrower shall pay the Holder the Redemption Price not later than twenty (20) Business Days after delivery of such Redemption Notice by the Holder, and this Note shall be cancelled and retired.   If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon repurchase of this Note on the Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that this Note shall not have been surrendered by the Holder, interest with respect to this Note shall cease to accrue after the Redemption Date and all rights with respect to this Note (other than the right to receive the Redemption Price) shall forthwith after the Redemption Date terminate.

Form of Amended and Restated Note

6.3           Failure to Pay.  In the event that the Holder exercises the Redemption Rights and the Borrower does not have sufficient funds to pay the Redemption Price in full, this Note and the then outstanding Principal Amount plus all accrued and unpaid interest thereon shall, notwithstanding the Holder’s surrender of the Note to the Borrower pursuant to Section 6.2, remain outstanding until the date the Holder receives the Redemption Price in full and the Holder shall maintain all of its rights and remedies under this Note.  For the avoidance of doubt, interest on the Principal Amount shall continue to accrue to the extent provided in Section 2.1 until the date the Holder receives the Redemption Price in full.

6.4           Internal Rate of Return. “Internal Rate of Return” as used in Section 6.1 means a compounded, cumulative internal rate of return, compounded annually calculated at the designated annual discount rate, which, when applied to any amount, and discounted annually, produces a net present value of such amount equal to zero. Internal rate of return, for all relevant purposes of this Note, shall be calculated by using the Microsoft Excel method of calculating internal rate of return, using the XIRR function (or if such program is no longer available, such other software program for calculating internal rate of return proposed by the Holder and reasonably acceptable to the Borrower).

ARTICLE VII

SENIOR STATUS OF NOTE

7.1           Senior Status of Note.  Except for obligations arising from the Permitted Lien, the obligations of the Borrower under this Note shall rank senior to all other Debt of the Borrower, whether now or hereinafter existing. Upon any Liquidation Event, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any other Debt of the Borrower or any class of capital stock or the Borrower, an amount equal to the Principal Amount plus all accrued and unpaid interest thereon.  For purposes of this Note, “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Borrower.

Form of Amended and Restated Note

ARTICLE VIII

MISCELLANEOUS

8.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

8.2           Amendments.  Any provision of any Note may be amended, supplemented or waived if, but only if, such amendment, supplement or waiver is in writing and is signed by the Borrower party thereto and the Majority Holders; and provided further without the consent of each holder of any Notes affected thereby, an amendment, supplement or waiver may not:

(i)           postpone or delay any date fixed for any payment of principal, interest, fees or other amounts due to such holder under its Note;

(ii)           reduce the principal of, or the rate of interest applicable to, the Note of such holder;

(iii)           change the aggregate percentage of the outstanding principal amount of any of the Notes which is required for the holders thereof (or any of them) to take any action;

(iv)           change Article III hereof in any manner adverse to the Holder;

(v)           affect the ranking of the Notes; or

(vi)           impair the right to institute suit for the enforcement of any payment on or right with respect to the Notes (as any such right may be amended or modified in accordance with this Section 8.2(a)).

8.3           Notices.  Any notice required or permitted pursuant to this Note shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Note given in accordance with this section):

If to the Borrower, to:

Network CN Inc.
21F, Chinachem Century Tower,
178 Gloucester Road,
Wanchai, Hong Kong
Tel: (852) 2833-2186
Fax: (852) 2295-6977
Attention: Daley Mok

Form of Amended and Restated Note

with a copy to:

[Address 1]
[Address 2]

If to the Holder, to:

[Address 1]
[Address 2]
Attention:

with a copy to:

[Address 1]
[Address 2]
Attention:
Fax:

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

8.4           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

8.5           Assignability.  This Note shall be binding upon the Borrower and its permitted successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Subject to applicable laws and regulations, this Note and all rights hereunder may be transferred or assigned in whole or in part by the Holder, and the Borrower shall assist the Holder in consummating any such transfer or assignment and Borrower may not assign this Note without the consent of all Holders. A transfer of this Note may be effected only by a surrender hereof to the Borrower and the issuance by the Borrower of a new note or notes in replacement thereof, which shall be registered by the Borrower in accordance with Section 8.5 hereof once an executed copy of the replacement note has been executed by the transferee.

8.6           Transfer Register. In the event of a transfer, the Borrower shall maintain a register (the "Register") for the registration or transfer of the Note, and shall enter the names and addresses of the registered holders of the Note, the transfers of the Note and the names and addresses of the transferees of the Note. the Holder and each assignee shall be provided reasonable opportunities to inspect the Register from time to time.  The Borrower shall treat any registered holder as the absolute owner of the Note held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to such Note and for all other purposes.  The Note is registered obligations and the right, title, and interest of any Person in and to such Note shall be transferable only upon notation of such transfer in the Register.  Solely for purposes of this Section 8.5 and for tax purposes only, the keeper of the Register, if it is not the Borrower, shall be the Borrowers' agent for purposes of maintaining the Register.  This Section 8.5 shall be construed so that the Note is at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

Form of Amended and Restated Note

8.7           Cost of Collection.  Notwithstanding anything in any Transaction Document to be contrary, Borrower shall pay the Holder hereof reasonable costs of collection, including attorneys’ fees if default is made in the payment of this Note; and, in addition, Borrower shall also pay all reasonable costs and expenses of enforcement, including attorneys’ fees, of this Note, the Purchase Agreement, the Undertaking Agreement, the Security Documents and the other Transaction Documents and of any amendment or modification of any Transaction Documents requested by Borrower or arising following an Event of Default following the Third Closing.

8.8           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

8.9           Construction.  Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

8.10           No Rescission, Set Off, Counterclaim or Defense.  This Note is not subject to any right of rescission, set off, counterclaim or defense by the Borrower, including the defense of usury, nor would the operation of any of the terms of this Note or the other Transaction Documents, or the exercise of any right hereunder or thereunder, render this Note unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and the Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.

8.11           Governing Law; Rules of Construction.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Form of Amended and Restated Note

8.12           Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWER ARISING OUT OF OR RELATING TO THIS NOTE, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK

8.13           Waiver of Jury Trial.

BORROWER HEREBY AGREES TO WAIVE ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

8.14           Non-Business Days.  Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

*    *    *

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Form of Amended and Restated Note

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the date first set forth above.

NETWORK CN INC.

By:	/s/
Name:
Title:

ACCEPTED AND AGREED:

[INVESTOR]

By:	/s/
Name
Title:

Form of Amended and Restated Note

Exhibit A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and accrued and unpaid interest under the Amended and Restated Secured Convertible Promissory Note due 2011 of NETWORK CN INC., a Delaware corporation (the “Company”), into shares of Common Stock according to the conditions hereof, as of the date written below.  No fee will be charged to the holder for any conversion.

Conversion calculation:

Date to Effect Conversion:

Number of shares of Common Stock to be issued:

HOLDER:
(Print Name of Holder)

By:
Name:
Title:

Form of Amended and Restated Note